EXHIBIT 8 (b)

                           TRANSFER AGENCY AGREEMENT

Agreement made as of the 7th of October, 1991 between Reich & Tang Equity
Fund, Inc., a Maryland corporation (hereinafter collectively referred to as the "Fund"), having its principal office and place of business at 100 Park Ave., New York, NY and Investors Financial Services Company, ("IFSC") a Delaware corporation having its principal office and place of business at 120 South LaSalle, Chicago IL 60603 (hereinafter referred to as the "Transfer Agent").

                                   WITNESSETH:

That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

     l. "Approved Institution" shall mean an entity so named in a Certificate. From time to time the Fund may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity or deleting any entity named in a previously delivered Certificate.

     2. The "Board of Directors" shall mean the Board of Directors of the Fund.

     3. "Certificate" shall mean any notice, instruction, or

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other  instrument  in  writing,  authorized  or  required by  this
Agreement to be given to the Transfer Agent by the Fund which is signed by any Officer, as hereinafter defined, and actually received by the Transfer Agent.

     4. "custodian" shall mean the financial institution appointed as custodian under the terms and conditions of the Custody Agreement between the financial institution and the Fund, or its successor (s) .

     5. "Fund Business Day" shall be deemed to be each day on which the New York Stock Exchange, Inc. is open for trading.

     6. "Officer" shall be deemed to be the Fund's Chairman of the Board, the Fund's President, any Vice President of the Fund, the Fund's Secretary, the Fund's Treasurer, the Fund's Controller, any Assistant Controller of the Fund, any Assistant Treasurer of the Fund and any Assistant Secretary of the Fund, and any other person duly authorized by the Board of Directors of the Fund to execute any Certificate, instruction, notice or other instrument on behalf of the Fund and named in the Certificate annexed hereto as Appendix A, as such Certificate may be amended from time to time, and any person reasonably believed by the Transfer Agent to be such a person.

     7. "Prospectus" shall mean the last Fund prospectus actually received by the Transfer Agent from the Fund with respect to which the Fund has indicated a registration statement under the Federal Securities Act of 1933 has becomes effective, including the Statement of Additional Information, incorporated by reference

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 therein.

     8. "Shares" shall mean all or any part of each class or series of the shares of beneficial interest of the Fund or Portfolio listed in the Certificate, as may be amended from time to time, which are authorized and/or issued by the Fund.

     9. "Transfer Agent" shall mean Investors Financial Services Company, ("IFSC"), as transfer agent and dividend disbursing agent under the terms and conditions of this Agreement, its successor (s) or assign(s).

     10. "Out-of-Pocket Expenses" means amounts reasonably necessary and actually paid to third parties by Transfer Agent in the provision of Transfer Agent services or pursuant to this Agreement for the following purposes: (i) postage; (ii) paper stocks and printing costs for statements, checks, envelopes, tax and other forms; and (iii) such other expenses paid or incurred by Transfer Agent at the request of the Fund.

                                   ARTICLE II
                          APPOINTMENT OF TRANSFER AGENT

     1. The Fund hereby constitutes and appoints the Transfer Agent as transfer agent of all the Shares of the Fund and as dividend disbursing agent during the period of this Agreement.

     2. The Transfer Agent hereby accepts appointment as transfer agent and dividend disbursing agent and agrees to perform duties thereof as hereinafter set forth.

     3. In connection with such appointment, the Fund upon the request of the Transfer Agent, shall deliver the following

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documents to the Transfer Agent:

          (i) A copy of the Articles of Incorporation of the Fund and all amendments thereto certified by the Secretary of the Fund ;

          (ii) A copy of the By-Laws of the Fund certified by the Secretary of the Fund;

          (iii) A copy of a resolution of the Board of Directors of the Fund certified by the Secretary of the Fund appointing the Transfer Agent and authorizing the execution of this Transfer Agency Agreement;

          (iv) A certificate signed by the Secretary of the Fund specifying: the number of authorized Shares, the number of such authorized Shares issued, the number of such authorized Shares issued and currently outstanding; the names and specimen signatures of the Officers of the Fund; and the name and address of the legal counsel for the Fund;

          (v) Specimen Share certificate for each or series class of Shares in the form approved by the Board of Directors of the Fund, together with a Certificate signed by the Secretary of the Fund as to such approval;

          (vi) Copies of the Fund's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Fund with the Securities and Exchange commission under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, together with any applications filed in connection therewith; and

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          (vii) Opinion of counsel for the Fund with respect to the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor.)

                                   ARTICLE III
                      AUTHORIZATION AND ISSUANCE OF SHARES

     1. The Fund shall deliver to the Transfer Agent the following documents on or before the effective date of any increase or decrease in the total number of Shares authorized to be issued:

          (a) A certified copy of the amendment to the Articles of Incorporation giving effect to such increase or decrease;

          (b) In the case of an increase, an opinion of counsel for the Fund with respect to the validity of the Shares of the Fund and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor); and

          (c) In the case of an increase, if the appointment of the Transfer Agent was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Fund increasing the authority of the Transfer Agent.

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     2. Prior to the issuance of any additional Shares of the Fund pursuant to stock dividends or stock splits, etc., and prior to any reduction in the number of shares outstanding, the Fund shall deliver the following documents to the Transfer Agent:

          (a) A certified copy of the resolution(s) adopted by the Board of Director and/or the shareholders of the Fund authorizing such issuance of additional Shares of the Fund or such reduction, as the case may be, and

          (b) An opinion of counsel for the Fund with respect to the validity of the Shares of the Fund and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective, or, if exempt, the specific grounds therefor).

                                   ARTICLE IV
                     RECAPITALIZATION OR CAPITAL ADJUSTMENT

     1. In the case of any negative stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, the Transfer Agent will issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:

          (a) A Certificate authorizing the issuance of the Share certificates in the new form;

          (b) A certified copy of any amendment to the Articles of Incorporation with respect to the change;

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          (c) Specimen Share certificates for each class of Shares in the new form approved by the Board of Directors of the Fund, with a Certificate signed by the Secretary of the Fund as to such approval; and

          (d) An opinion of counsel for the Fund with respect to the validity of the Shares in the new form and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that the Shares have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor.)

     2. The Fund at its expense shall furnish the Transfer Agent with the sufficient supply of blank Share certificates in the new form and from time to time will replenish such supply upon the request of the Transfer Agent. Such blank Share certificates shall be properly signed by facsimile or otherwise by Officers of the Fund authorized by law or by the By-Laws to sign Share certificates and, if required shall bear the corporate Seal or facsimile thereof. The Fund agrees to indemnify and exonerate, save and hold the Transfer Agent harmless, from and against any and all claims or demands that may be asserted against the Transfer Agent with respect to the genuineness of any Share certificate supplied to the Transfer Agent pursuant to this section.

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                                    ARTICLE V
                                    ISSUANCE,
                        REDEMPTION AND TRANSFER OF SHARES

     i. (a) The Transfer Agent, acknowledges that it has received a copy of the Fund's prospectus and statement of additional information, which prospectus and statement of additional information describe how sales and redemption of shares of the Fund shall be made, and the Transfer Agent agrees to accept purchase orders and redemption requests with respect to Fund shares on each Fund Business Day in accordance with such prospectus and statement of additional information. The Fund agrees to notify the Transfer Agent 30 days in advance of any changes in the procedures set forth in the prospectus and statement of additional information regarding such purchase and redemption procedure.

     (b) The Transfer Agent shall also accept with respect to each Fund Business Day, at such times as are agreed upon froro time to time by the Transfer Agent and the Fund, a computer tape consistent in all respects with the Transfer Agent's tape layout package, as amended from time to time, which is believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution. The Transfer Agent shall not be liable for any losses or damages to the Fund or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the control of the Transfer Agent, or if any of the information on such

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 tape or transmission is found to be incorrect.

     2. On each Fund Business Day the Transfer Agent shall, as of the time at which the Fund computes the net asset value of the Fund, issue to and redeem from the accounts specified in a purchase order, redemption request, or computer tape, which in accordance with the Prospectus is effective on such Fund Business Day, the appropriate number of full and fractional Shares based on the net asset value per Share of such Fund specified in an advice received on such Fund Business Day from the Fund. Notwithstanding the foregoing, if a redemption specified in a computer tape is for a dollar value of Shares in excess of the dollar value of uncertificated Shares in the specified account, the Transfer Agent shall not effect such redemption in whole or in part: and shall within twenty-four hours orally advise both the Fund and the Approved Institution which supplied such tape of the discrepancy.

     3. In connection with a reinvestment of a dividend or distribution of Shares of the Fund, the Transfer Agent shall as of each Fund Business Day, as specified in a Certificate or resolution described in paragraph I of succeeding
Article VI, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from the Fund on such Fund Business Day.

     4. On each Fund Business Day the Transfer Agent shall supply the Fund with a statement specifying with respect -to the immediately preceding Fund Business
Day: the total -number of Shares of the Fund (including fractional Shares) issued and

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outstanding at the opening of business on such day; the total number of Shares of the Fund sold on such day, pursuant to preceding paragraph 2 of this Article; the total number of Shares of the Fund redeemed from Shareholders by the Transfer Agent on such day; the total number of Shares of the Fund, if any, sold on such day pursuant to preceding paragraph 3 of this Article, and the total number of Shares of the Fund issued and outstanding. On the same day such statement is received by the Fund, the Fund shall confirm the information contained therein by delivering to the Transfer Agent a Certificate with respect to the same.

     5. In connection with each purchase and each redemption of Shares, the Transfer Agent shall send such statements as are prescribed by the Federal Securities laws applicable to transfer agents or as described in the Prospectus. If the Prospectus indicates that certificates for Shares are available and if specifically requested in writing by any shareholder, or if otherwise required hereunder, the Transfer Agent will countersign, issue and mail to such shareholder at the address set forth in the records of the Transfer Agent a Share certificate for any full Share requested.

     6. As of each Fund Business Day the Transfer Agent shall furnish the Custodian with an advice setting forth the number and dollar amount of Shares to be redeemed on such Fund Business Day in accordance with paragraph 2 of this Article.

     7. Upon receipt of a proper redemption request and moneys paid to it by the Custodian in connection with a redemption of

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Shares, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law (a) in the case of a redemption of Shares pursuant to a redemption described in preceding paragraph I (a) of this Article, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus, and
(b) in the case of a redemption of Shares pursuant to a computer tape described in preceding paragraph I (b) of this Article, make payment by directing a federal funds wire order to the account previously designated by the Approved institution specified in said computer tape.

     8. The Transfer Agent shall not be required to issue any Shares after it has received from an Officer of the Fund or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such written notification.

     9. Upon the issuance of any Shares in accordance with this Agreement the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance of any Shares.

     10. The Transfer Agent shall accept a computer tape consistent with the Transfer Agent's tape layout package, as amended from time to time, which is reasonably believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution and is represented to be instructions with respect to

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the transfer of Shares from one account of such Approved Institution to another such account, and shall effect the transfers specified in said computer tape. The Transfer Agent shall not be liable for any losses to the Fund or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect.

     II. (a) Except as otherwise provided in sub-paragraph (b) of this paragraph and in paragraph 13 of this Article, Shares will be transferred or redeemed upon presentation to the Transfer Agent of Share certificates or instructions properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent deems necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes. In the case of small estates where no administration is contemplated, the Transfer Agent may, when furnished with an appropriate surety bond, and without further approval of the Fund, transfer or redeem Shares registered in the name of a decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by various states. The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the stock certificate or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an authorized officer of

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the Fund, a guarantee of signature by a member firm of a National Securities
Exchange or by a commercial bank or trust company within the United States acceptable to the Transfer Agent. The Transfer Agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Transfer Agent, in its judgement, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer or redemption. The Transfer Agent may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Fund shall indemnify the Transfer Agent for any act done or omitted by it in good faith in reliance upon such laws. In no event will the Fund indemnify the Transfer Agent for any act done by it as a result of willful misfeasance, bad faith, negligence or reckless disregard of its duties.

     (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, the Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, or transfer, of Shares whenever the Transfer Agent reasonably believes that requiring the same would

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be inconsistent: with the transfer and redemption procedures as described in the
Prospectus.

     12. Notwithstanding any provision contained in this agreement to the contrary, the Transfer Agent shall not be required or expected to require, as a condition to any transfer of any Shares pursuant to paragraph II of this Article or any redemption of any Shares pursuant to a computer tape described in this Agreement, any documents, including, without limitation, any documents of the kind described in sub-paragraph (a) of paragraph 12 of this Article, to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

     13. (a) As used in this Agreement, the terms "computer tape" and "computer tape believed by the Transfer Agent to be furnished by an Approved Institution", shall include any tapes generated by the Transfer Agent to reflect information believed by the Transfer Agent to have been inputted by an Approved Institution, via a remote terminal or other similar link, into a data processing, storage, or collection system, or similar system (the "System"), located on the Transfer Agent's premises. For purposes of paragraph I of this Article, such a computer tape shall be deemed to have been furnished at such times as are agreed upon from time to time by the Transfer Agent and Fund only if the information reflected thereon was inputted into the System at such times as are agreed upon from time to time by the Transfer Agent and the Fund.

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     (b) Nothing contained in this Agreement shall constitute any agreement or representation by the Transfer Agent to permit, or to agree to permit, any Approved Institution to input information into a System.

     (c) The Transfer Agent reserves the right to approve, in advance, any Approved Institution, such approval not to be unreasonably withheld. The Transfer Agent also reserves the right to terminate any and all automated data communications, at its discretion, upon a reasonable attempt to notify the Fund when in the opinion of the Transfer Agent continuation of such communications would jeopardize the accuracy and/or integrity of the Fund's records on the System.

                                   ARTICLE VI
                           DIVIDENDS AND DISTRIBUTIONS

     I. The Fund shall furnish to the Transfer Agent a copy of a resolution of its Board of Directors, certified by the Secretary or any Assistant Secretary, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to the Transfer Agent on such payment date, or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing the Transfer Agent

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 to rely on a Certificate setting forth the information described in subsection (i) of this paragraph.

     2. Upon the payment date specified in such Certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to pay to the Transfer Agent an amount of cash, if any, sufficient for the Transfer Agent to make the payment, as of the payment date, specified in such Certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. The Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date by: (i) mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address, or (ii) wiring such amounts to the accounts previously designated by an Approved Institution, as the case may be. The Transfer Agent shall not be liable for any improper payments made in good faith and without negligence, in accordance with a Certificate or resolution described in the preceding paragraph. If the Transfer Agent shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of the Fund as of the record date, the Transfer Agent shall, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent.

     3. It is understood that the Transfer Agent shall in no way be responsible for the determination of the rate or form of

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dividends or capital gain distributions due to the shareholders. It is expressly agreed and understood that the Transfer Agent is not liable for any loss as a result of processing a distribution based on information provided in the Certificate that is incorrect. The Fund agrees to pay the Transfer Agent for any and all costs, both direct and out-of-pocket expenses, incurred in such corrective work as necessary to remedy such error.

     4. It is understood that the Transfer Agent shall file such appropriate information returns concerning the payment of dividend and capital gain distributions with the proper federal, state and local authorities as are required by law to be filed by the Fund but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable law.

                                   ARTICLE VII
                               CONCERNING THE FUND

          1.    The Fund represents to the Transfer Agent that:

     (a) It is a corporation duly organized and existing under the laws of the State of ___________________.

     (b) It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

     (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     (d) It is an investment company registered under the

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 Investment Company Act of 1940, as amended.

     (e) A registration statement under the Securities Act of 1933, as amended, with respect to the Shares is effective. The Fund shall notify the Transfer Agent if such registration statement or any state securities registrations have been terminated or a stop order has been entered with respect to the Shares.

     2. Each copy of the Articles of Incorporation of the Fund and copies of all amendments thereto shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if such Articles of incorporation and/or amendments are required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a 'certified copy submitted to the Transfer Agent. Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Fund, shall be certified by the Secretary of the Fund under seal.

     3. The Fund shall promptly deliver to the Transfer Agent written notice of any change in the Officers authorized to sign Share Certificates, notifications or requests, together with a specimen signature of each new Officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Transfer Agent may issue such Share certificates of the Fund notwithstanding such death, resignation or removal, and the Fund shall promptly deliver to the Transfer Agent such approval,

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 adoption or ratification as may be required by law.

          4. It shall be the sole responsibility of the Fund to deliver to the Transfer Agent the Fund's currently effective Prospectus and, for purposes of this Agreement, the Transfer Agent shall not be deemed to have notice of any information contained in such Prospectus until a reasonable time after it is actually received by the Transfer Agent.

                                  ARTICLE VIII
                          CONCERNING THE TRANSFER AGENT

     l. The Transfer Agent represents and warrants to the Fund that:

          (a) It is a corporation duly organized and existing under the laws of the State of Delaware.

          (b) It is empowered under applicable law and by its Charter and By-laws to enter into and perform this Agreement.

          (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          (d) It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended.

     2. The Transfer Agent shall not be liable and shall be indemnified in acting upon any computer tape, writing or document reasonably believed by it to be genuine and to have been signed or made by an Officer of the Fund or person designated by the Fund and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Fund or such person. It shall also be protected in processing Share

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 certificates which bear the proper countersignature of the Transfer Agent and which it reasonably believes to bear the proper manual or facsimile signature of the Officers of the Fund.

     3. The Transfer Agent upon notice to the Fund may establish such additional procedures, rules and regulations governing the transfer or registration of Share certificates as it may deem advisable and consistent with such rules and regulations generally adopted by mutual fund transfer agents.

     4. The Transfer Agent shall keep such records as are specified in Schedule II hereto in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the investment Company Act of 1940, as amended. The Transfer Agent acknowledges that such records are the property of the Fund. The Transfer Agent may deliver to the Fund from time to time at its discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers, documents accumulated in the execution of its duties as such Transfer Agent, as the Transfer Agent may deem expedient, other than those which the Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, cancelled Share certificate, or other document so returned, if and when required. The records specified in Schedule II hereto maintained by the Transfer Agent pursuant to this paragraph 4,

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which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph 4, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the officers, employees, and auditors of the Fund, and records shall be delivered to the Fund upon request and in any event upon the date of termination of this Agreement, as specified in Article IX of this Agreement, in the form and manner kept by the Transfer Agent on such date of termination or such earlier date as may be requested by the Fund.

     5. The Transfer Agent shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, except for any loss or damage arising out of its bad faith, negligence, willful misfeasance, or reckless disregard of its duties under this agreement.

     6a. The Fund shall indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by any prior transfer agent of the Fund or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without negligence or willful misconduct or in reliance upon (i) any provision of this Agreement; (ii) the Prospectus; (iii) any instruction or order including, without limitation, any computer

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tape reasonably believed by the Transfer Agent to have been received from an
Approved Institution; (iv) any instrument, order of Share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Fund; (v) any Certificate or other instructions of an Officer; or (vi) any opinion of legal counsel for the Fund or the Transfer Agent. The Fund shall indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith in connection with its appointment or in reliance upon any law, act, regulation or any interpretation of the same even though such law, act or regulation may thereafter have been altered, changed, amended or repealed.

     6b. The Transfer Agent shall not settle any claim, demand, expense or liability to which it may seek indemnity pursuant to paragraph 6 (a) above (each, an "Indemnifiable Claim") without the express written consent of an Officer of the Fund. The Transfer Agent shall notify the Fund within 15 days of receipt of notification of an Indemnifiable Claim, provided that the failure by the Transfer Agent to furnish such notification shall not impair its right to seek indemnification from the Fund unless the Fund is unable to adequately defend the Indemnifiable Claim as a result of

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such failure, and further provided, that if as a result of the Transfer Agent's failure to provide the Fund with timely notice of the institution of litigation a judgment by default is entered, prior to seeking indemnification from the Fund the Transfer Agent, at its own cost and expense, shall open such judgment. The Fund shall have the right to defend any Indemnifiable Claim at its own expense, provided that such defense shall be conducted by counsel selected by the Fund and reasonably acceptable to the Transfer Agent. The Transfer Agent may join in such defense at its own expense, but to the extent that it shall so desire the Fund shall direct such defense. The Fund shall not settle any Indemnifiable Claim without the express written consent of the Transfer Agent if the Transfer Agent determines that such settlement would have an adverse effect on the Transfer Agent beyond the scope of this Agreement, in such event, each of the Fund and the Transfer Agent shall be responsible for their own defense at their own cost and expense, and such claim shall not be deemed an Indemnifiable Claim hereunder. If the Fund shall fail or refuse to defend an Indemnifiable Claim, the Transfer Agent may provide its own defense at the cost and expense of the Fund. Anything in this Agreement to the contrary notwithstanding, the Fund shall not indemnify the Transfer Agent against any liability or expense arising out of the Transfer Agent's willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The Transfer Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent's lack of good faith, negligence or willful misconduct.

     7. The Transfer Agent shall not be liable to the Fund with respect to any redemption check on which the signature of the drawer is forged and which the Fund's Custodian or Cash Management bank has advised the Transfer Agent to honor the redemption.

     8. There shall be excluded from the consideration of whether the Transfer Agent has been negligent or has breached this Agreement, any period of time, and only such period of time, during which the Transfer Agent's performance is materially affected, by reason of circumstances beyond its control (collectively, "Causes"), including, without limitation (except as provided below), (a) mechanical breakdowns of equipment (including any alternative power supply and operating systems software), flood or catastrophe, acts of God, failures of transportation, communication or power supply, strikes, lockouts, work stoppages or other similar circumstances.

     9. At any time the Transfer Agent may apply to an Officer of the Fund for written instructions with respect to any matter arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or permitted by it in good faith in accordance with such written instructions. Such application by the Transfer Agent for written instructions from an Officer of the Fund may set forth in writing any action proposed to be taken or omitted by the Transfer Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. The Transfer Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting any such action, the Transfer Agent has received written instructions in response to such application specifying the action to be taken or omitted. The Transfer Agent may consult counsel of the Fund, or upon notice to the Fund, its own counsel, at the expense of the Fund and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Fund or its own counsel.

     10. The Transfer Agent may issue new Share certificates in place of certificates represented to have been lost, stolen, or destroyed upon receiving written instructions from the shareholder accompanied by proof of an indemnity or surety bond issued by a recognized insurance institution specified by the Fund or the Transfer Agent. If the Transfer Agent receives written notification from the shareholder or broker dealer that the certificate issued was never received, and such notification is made within 30 days of the date of issuance, the Transfer Agent may reissue the certificate without requiring a surety bond. The Transfer Agent may also reissue certificates which are represented as lost, stolen, or destroyed without requiring a surety bond provided that the notification is in writing and accompanied by an indemnification signed on behalf of a member firm of the New York Stock Exchange and signed by an officer of said firm with the signature guaranteed. Notwithstanding the foregoing, the Transfer Agent will reissue a certificate upon written authorization from an Officer of the Fund.

     11. The Transfer Agent will issue and mail subscription warrants for Shares of capital stock. Shares representing stock dividends, exchanges or splits, or act as conversion agent upon receiving written instructions from an Officer and such other documents as the Transfer Agent may deem necessary.

     12. The Transfer Agent will supply shareholder lists to the Fund upon receiving a request therefor from an Officer of the Fund.

     13. In case of any requests or demands for the inspection of the shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund promptly and to secure instructions from an Officer as to such inspection. The Transfer Agent reserves the right, however, to exhibit the shareholder records to any person whenever it receives an opinion from its counsel -that there is a reasonable likelihood that the Transfer Agent will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure the Transfer Agent shall promptly notify the Fund that such disclosure has been made or is to be made.

     14. At the request of an Officer of the Fund the Transfer Agent will address and mail such appropriate notices to shareholders as the Fund may direct.

     15. Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:

          (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Approved institution or of the Fund, as the case may be, to request such sale or issuance;

          (b) The legality of a transfer of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such transfer or redemption;

          (c) The legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend; or

          (d) The legality of any recapitalization or readjustment of Shares.

     16. The Transfer Agent shall be entitled to receive and the Fund hereby agrees to pay to the Transfer Agent for its performance hereunder, including its performance of the duties and functions set forth in Schedule I hereto, (i) its reasonable out-of-pocket expenses (including legal expenses and attorney's fees) incurred in connection with its performance hereunder and (ii) such compensation as may be agreed upon in writing from time to time by the Transfer Agent and the Fund.

     17. The Transfer Agent shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Transfer Agent.

     18. Purchase and Prices of Services.

          (a) The Fund will compensate the Transfer Agent for, and Transfer Agent, will provide, beginning on the execution date of this Agreement and continuing until the termination of this Agreement as provided hereinafter, the Services set forth in Schedule 1.

          (b) The current unit prices for the Services are set forth in Schedule III (the "Schedule III Fee Schedule"). After the initial eighteen month term (as described in Article X hereof) at least once in each term, the Transfer Agent roay elect to raise the Schedule III Fees by providing written notice at least 120 days prior to the beginning of that term. Any increases in prices or one-time charges due to changes in the legal or regulatory requirements will be subject to the approval of the Fund, which approval shall not be unreasonably withheld.

     19. Billing and Payment.

          (a) The Transfer Agent shall bill the Fund as follows: (i) monthly in advance for Accounts maintained and in arrears for any Out-of-Pocket Expenses incurred by the Transfer Agent, provided, however, that with respect to Out-of-Pocket Expenses the Transfer Agent shall provide the Fund monthly with an amount to be advanced to the Transfer Agent for estimated postage expenses and special services requested by the Fund for the following month. Documentation to support reconciliation of actual postal charges will be provided to the Fund monthly. The Transfer Agent may from time to time request the Fund to make additional advances when appropriate.

          (b) The Fund shall pay the Transfer Agent in immediately available funds at United Missouri Bank in Kansas City, MO (15) days of the receipt of the bill.

                                   ARTICLE IX
            TERM AND TERMINATION; OPTION TO CONVERT TO REMOTE SERVICE

     l. The initial Term of this agreement shall be eighteen (18) months, commencing on October 7, 1991. At the expiration of this initial eighteen month term, this Agreement will automatically renew for successive one (1) year terms thereafter unless termination notice is provided by either party to the other at least 90 days prior to the end of any term hereof.

     2. Notwithstanding anything herein to the contrary, the Fund may terminate this Agreement after April 1, 1992 (upon thirty (30) days advance written notice to the Transfer Agent) provided that one of the following conditions is met prior to the termination date:

          (a) payment to the Transfer Agent in immediately available funds of an Early Termination Fee of Two Hundred Seventy Thousand Dollars ($270,000); or

          (b) delivery to the Transfer Agent of a remote service agreement in the form of Exhibit A, attached hereto and incorporated by reference herein, executed by the Fund's successor transfer agent.

     3. In the event this Agreement is terminated as provided herein, the Transfer Agent, upon the written request of the Fund, shall deliver the records of the Fund on electromagnetic media to the Fund or its successor transfer agent. The Fund shall be responsible to- the Transfer Agent for the reasonable costs and expenses associated with the preparation and delivery of such media.

                                    ARTICLE X
                                  MISCELLANEOUS

     1. The Fund agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of the Transfer Agent thereto, which shall not be unreasonably withheld.

     2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and mailed or delivered to it at its office at the address first above written, or at such other place as the Fund may from time to time designate in writing.

     3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent shall be sufficiently given if addressed to the Transfer Agent and mailed or delivered to the Secretary at 120 South LaSalle, Chicago, IL, with a copy to the President at the same address, or at such other place as the Transfer Agent may from time to time designate in writing.

     4. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

     5. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except that the Transfer Agent may assign this Agreement to a corporate affiliate with advance written notice to the Fund.

     6. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     7. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

     8. The provisions of this Agreement are intended to benefit only the Transfer Agent and the Fund, and no rights shall be granted to any other person by virtue of this Agreement.

     9. (a) The Transfer Agent will endeavor to assist in resolving shareholder inquiries and errors relating to the period during which prior transfer agents acted as such for the Fund. Any such inquiries or errors which cannot be expediently resolved by the Transfer Agent will be referred to the Fund.

     (b) The Transfer Agent shall only be responsible for the safekeeping and maintenance of transfer agency records, cancelled certificates and correspondence of the Fund created or produced prior to the time of conversion which are under its control and acknowledged in a writing to the Fund to be in its possession. Any expenses or liabilities incurred by the Transfer Agent as a result of shareholder inquiries, regulatory compliance or audits related to such records and not caused as a result of Transfer Agent's bad faith, willful malfeasance or negligence shall be the responsibility of the Fund as provided in
Article VIII herein.

     IN WITNESS WHEREOF, the parities hereto have caused this Agreement to be executed by their respective corporate officer, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as the day and year first above written.

 Investors Financial Services                   Reich & Tang Equity Fund, Inc.
By: /s/ Frank E. Diaz                           /s/ Bernadette N. Finn
        Frank E. Diaz                               Bernadette N. Finn
        Chairman                                    Secretary
        October 8, 1991                             October 3, 1991

                                   SCHEDULE I
                             DESCRIPTION OF SERVICES

     In consideration of the fees to be paid in such manner and at such times as Fund and Transfer Agent may agree. Transfer Agent will provide the services set forth below:

     Examine and Process New Accounts, Subsequent Payments, Liquidations, Exchanges, Telephone Transactions, Check: Redemptions, Automatic Withdrawals, Certificate Issuance, Wire Order Trades, Dividends, Dividend Statements, Dealer Statements.

 DAILY ACTIVITY

     Maintain the following shareholder information in such a manner as the Transfer Agent shall determine:

          Name and Address, including Zip Code

          Balance of Uncertificated Shares

          Balance of Certificated Shares

          Certificate number, number of shares, issuance date of each certificate outstanding and cancellation date for each certificate date for each certificate no longer outstanding, if issued

          Balance of dollars available for redemption

          Dividend code (daily accrual, monthly reinvest, monthly cash or quarterly cash)

          Type of account code

          Establishment date indicating the date an account was opened, carrying forward pre-conversion data as available

          Original establishment date for accounts opened by exchange

          W-9 withholding status and periodic reporting

          State of residence code Social Security or taxpayer identification number, and indication of certification

          Historical transactions on the account for the most recent 18 months, or other period as mutually agreed to from time-to-time indication as to whether phone transactions can be accepted for this account. Beneficial owner code, i.e. male, female, joint tenant, etc.

          An alternate or "secondary" account number issued by a dealer (or bank, etc.) to a customer for use, inquiry and transaction input by "remote accessors"

FUNCTIONS

          Answer investor and dealer telephone and/or written inquiries, except those concerning Fund policy, or requests for investment advice which will be referred to the Fund, or those which the Fund chooses to answer

          Deposit Fund share certificates into accounts upon receipt of instructions from the investor or other authorized person, if issued

          Examine and process transfers of shares insuring that all transfer requirements and legal documents have been supplied

          Process and confirm address changes

          Process standard account record changes as required, i.e. Dividend Codes, etc.

          Microfilm source documents for transactions, such as account applications and correspondence

          Perform backup withholding for those accounts which federal government regulations indicate is necessary

          Perform withholdings on liquidations, if applicable, for employee benefit plans. Prepare and mail 5498s and W2Ps

          Handle bad purchase check processing by notifying Fund prior to trade reversal

          Solicit missing taxpayer identification numbers

          Provide remote access inquiry to Fund records via Fund supplied hardware

REPORTS PROVIDED

Daily Journals             Reflecting all shares and
                           dollar activity for the
                           previous day

Blue Sky Report            Supply information monthly
                           for Fund's preparation of
                           Blue Sky Reporting

N-SAR Report               Supply monthly correspondence,
                           redemption and liquidation
                           information for use in fund's
                           N-SAR Report

Additionally, the following will be provided at the Fund's request to the Fund at no charge:

          o Shareholder listings:

                             - by Beneficial Owner Code
                             - by Tax Status Code
                             - by State Code
                             - by Establishment Date
                             - by Dividend Code
                             - by Account Plan Type
                             - Top Ten Shareholders

          o Dealer Transaction Totals

          o Monthly average daily balance reports

          Prepare and mail copies of summary statements to dealers and investment advisers

          Generate and mail confirmation statements for financial transactions

DIVIDEND ACTIVITY

          Reinvest or pay in cash including reinvesting in other funds within the fund group serviced by the Transfer Agent as described in each Fund prospectus

          Distribute capital gains simultaneously with income dividends

 DEALER SERVICES

          Prepare and mail confirmation statements to dealers daily

          Prepare and mail copies of statements to dealers, same frequency as investor statements

 ANNUAL MEETINGS

          One Proxy mailing per year per fund

          Address and mail proxies and related material. Tabulate returned proxies and supply daily reports when sufficient proxies have been received (material must be adaptable to mechanical equipment as reasonably specified by the Transfer Agent)

          Prepare certified list of stockholders, hard copy or microform

PERIODIC ACTIVITIES

          Mail transaction confirmation statements daily to investors

          Address and mail four (4) periodic financial reports (material must be adaptable to Transfer Agent's mechanical equipment as reasonably specified by the Transfer Agent)

          Mail periodic statement to investors


          Compute, prepare and furnish all necessary reports to Governmental authorities: Forms 1096, 1099DIV, 1099B, 1042 and 1042S

          Enclose various marketing material as designated by the Fund in statement mailings, i.e. monthly and quarterly statements (material must be adaptable to mechanical equipment as reasonably specified by the Transfer Agent)

                                   SCHEDULE II
                      RECORDS MAINTAINED BY TRANSFER AGENT

          Account applications

          Cancelled certificates plus stock powers and supporting documents

          Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

          Indemnity bonds for replacement of lost or missing stock certificates and checks

          Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

          Proxy records for annual meetings held within the previous nine months

          State and federal tax records

                                  SCHEDULE III
                            FULL SERVICE FEE SCHEDULE

     Base Fee: $45,000 per month, plus out-of-pocket expenses as defined below.


     Out-of-pocket expenses shall include but not be limited to, postage (and first class mail insurance in connection with mailing share certificates), envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders, microfilm used each year to record the previous year's transactions in shareholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes, and any special or exception processing. Any labor costs associated with the foregoing shall also be considered as out-of-pocket expenses.

     In addition, a fee of $300 per Business Day will be charged for processing buy, sell, exchange, transfer, andNor maintenance transactions currently received by the Fund and forwarded to the Transfer Agent for processing.

     The above fees apply to all the Reich & Tang mutual funds which have entered into Transfer Agency agreements on an aggregate basis and do not apply to each fund individually.

     Fee for use of Institutional interface shall be $1.00 per trade.

REMOTE SERVICE AGREEMENT

     AGREEMENT, made as of the 1st day of _____________________, by and between _______________________ ("User"), a Delaware corporation having a place of business at _______________________________________________________ and
Investors Financial Services Company ("IFSC"), a Delaware corporation having a principal place of business at 120 South LaSalle, Chicago IL 60603.

SECTION 1. USE OF THE IFSC SYSTEM AND FACILITIES.

     1.01 Subject to the provisions of this Agreement, User hereby agrees to use the computerized data processing recordkeeping system owned by IFSC for securityholder accounting (the "IFSC System") which is installed on IFSC hardware located in Kansas City, Missouri and utilizes IFSC software (the "IFSC Facilities") to maintain certain securityholder records and to generate output for the registered investment companies set forth on Exhibit A hereto, as amended from time to time, (the "Funds") that User provides certain services. Subject to the provisions of this Agreement, IFSC hereby agrees to provide User the use of such IFSC System and Facilities to maintain records of information and data transmitted to IFSC by User with respect to such securityholder records and to deliver or transmit to User such output as is generated by the use of such IFSC System and Facilities.

     1.02 User, with computer equipment and through transmission facilities installed on its premises, shall transmit to the IFSC Facilities in Kansas City, Missouri, such information and data that User determines is to be input and that is required to maintain the records and generate the output required hereunder with respect to the Funds.

     1.03 IFSC will make on-line access to the IFSC System available to User between the hours of 7:00 a.m. and 7:00 p.m. Central Time, Monday through Friday, except for such holidays as are observed by the New York Stock Exchange. Access to the System at other times will be by mutual agreement. Reports generated during or as a result of the nightly processing of the IFSC System will be available for printing by or before 6:00 a.m. Central Time and reports completed during nightly processing will be made available for printing when completed.

     1.04 User shall, at its sole expense, arrange with a provider of communication circuit services (the "Communications Company") for the communication circuits necessary to enable User to utilize the IFSC System and interface with the IFSC Facilities. IFSC shall utilize communications network control and monitoring capabilities to assist User with the identification and resolution of any problems which appear to be related to communications circuits and shall use its best efforts to contact, coordinate with and obtain the correction thereof by the Communications Company, but is not otherwise responsible for, and shall have no liability for inadequacies or failures to perform related to or arising out of, such communications circuits prior to their entry into the IFSC

Facilities. Subsequent, to the entry of the conanunication circuits into the IFSC Facilities, IFSC shall be responsible for the maintenance of all communications equipment on the premises of IFSC's Facilities.

SECTION 2. TERM AND TERMINATION.

     2.01 This Agreement shall remain in force and effect for a minimum period of one (1) year, the initial term of the Agreement. Thereafter, this Agreement shall automatically renew for additional one year terms unless terminated by either party upon six (6) months prior written notice to the other party; provided, however, that if User does not renew this Remote Service Agreement at the end of the initial one year term. User shall pay to IFSC a one-time Non-Renewal Fee of $50,000 in immediately available funds.

     2.02 In the event that this Agreement is terminated, IFSC agrees that, in order to provide for uninterrupted service to User, IFSC, at User's request, shall offer reasonable assistance to User in converting the records of User from the IFSC System to whatever service or system is selected by User. IFSC shall also provide to whatever service company is selected by User, copies in IFSC machine readable format of all information on the shareholder master file, and all subfiles, history files, dealer files, fail/free data files, reconciliation file data, redemption and dividend check data, and debit card information, if any, for each Fund, to the extent such information is maintained on the IFSC System. Nothing herein shall obligate IFSC to change the format of any files currently on the IFSC System or to input into the IFSC System any file, information or data not maintained therein prior to the giving of any termination notice hereunder. Additionally, all hard copy of User or Fund records shall be delivered to User which agrees to maintain, preserve and produce upon request such records in accordance and in compliance with the requirements of Section 17Ad-7 (g) of the Securities and Exchange Act of 1934 and Section 31a-3 of the Investment Company Act of 1940. IFSC's obligations under this Section 2.02 shall be subject to its recompense by User for such assistance at IFSC's standard rates and fees in effect at the time.

     2.03 If either of the parties hereto shall breach this Agreement or be in default in the performance of any of its duties and obligations hereunder the non-defaulting party may give written notice thereof to the defaulting party and if such default or breach shall not have been remedied within thirty (30) days after such written notice is given, then the party giving such written notice may terminate this Agreement upon ninety (90) days prior written notice. Termination of this Agreement by one party by reason of default or breach of the other party shall not constitute a waiver by the terminating party of any other rights it might have under this Agreement against the other party, including without limitation rights with reference to services performed prior to such termination or rights of IFSC to be reimbursed for out-of- pocket expenditures or equipment or communication circuit termination fees.

SECTION 3.  FEES AND EXPENSES.

     3.01 During the initial term of this Agreement, User shall pay to IFSC upon receipt of IFSC's statement the fees and charges in the amounts as set out in Exhibit B annexed hereto and made a part hereof. Following the initial term of this Agreement and 90 days prior to the anniversary date of this Agreement in each calendar year, the parties shall negotiate a mutually agreeable fee schedule to become effective on each respective anniversary date. If a new fee schedule cannot be agreed upon by the anniversary date, the then-existing fee schedule shall remain in effect until termination of the Agreement is effected pursuant to section 2.01 hereof.

     3.02 User shall reimburse IFSC, for all out-of-pocket expenses described on Exhibit B in accordance with the procedures set out therein. User shall also reimburse IFSC for all out-of- pocket expenses incurred by IFSC at the request of User or the Fund which are not covered under Exhibit B in accordance with the procedures set out therein.

     3.03 User shall notify IFSC, or cause the appropriate Fund to notify IFSC, promptly under the circumstances in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the seventh (7th) business day after the day on which IFSC provides User with documentation reasonably substantiating the disputed charges and the dispute is reasonably resolved. Non-disputed charges shall be paid within 30 days of billing.

     3.04 User shall have the right to add new funds to the IFSC System upon reasonable prior written notice to IFSC provided that: (i) the requirements of the new funds are generally consistent with services then being provided by IFSC under this Agreement, and (ii) User or any entity which is controlled by, under common control with or controlling User shall act as the registered investment advisor, sponsor or distributor for such fund. Rates or charges for additional funds shall be as set forth in Exhibit B for the remainder of the contract term except as such funds use functions, features or characteristics for which IFSC has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with IFSC's then-standard pricing schedule.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF IFSC.

IFSC represents and warrants that:

     4.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and is, and will at all times material hereto continue to be, registered in good standing as a transfer agent with the appropriate regulatory agency (as defined in the Securities Exchange Act of 1934);

     4.02 It has the requisite power and authority under applicable laws and by its charter and bylaws and has taken all action necessary to enter into and perform the services contemplated by this Agreement and this Agreement has been duly executed and delivered by IFSC and constitutes a legal, valid and binding obligation of IFSC, enforceable in accordance with its terms;

     4.03 It has and will continue to have and maintain the necessary system and facilities to perform its duties and obligations under this Agreement.

     4.04 The IFSC System will function in all material respects in accordance with the reference manuals provided by IFSC to User, as amended from time to time provided the IFSC System is operated by User in compliance with such reference manuals. IFSC also warrants that the IFSC System and IFSC Facilities will be monitored on an ongoing basis and that any identified, material and critical problems in the operation of the IFSC System and the IFSC Facilities (the "Problems") will be addressed promptly and corrected in the shortest time frame possible. Less than critical and material problems will be addressed in a timely fashion and corrective action will be implemented as soon as possible under the circumstances. IFSC will promptly inform User of the existence of any Problems which adversely affect the ability of User to use the IFSC System and IFSC Facilities, to transmit information and data to IFSC and to receive the output generated as a result thereof. The FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF USER.

User represents and warrants that:

     5.01 It is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is, and will at all times material hereto continue to be, registered in good standing as a transfer agent with the appropriate regulatory agency (as defined in the Securities Exchange Act of 1934) ;

     5.02 It has the requisite power and authority under applicable laws, agreements with the Funds it services, and its Articles of Incorporation and bylaws, and has taken all action necessary for it to enter into and employ IFSC to perform the services contemplated by and to fulfill this Agreement, and this Agreement has been duly executed and delivered by User and constitutes a legal, valid and binding obligation of User, enforceable in accordance with its terms;

SECTION 6. INDEMNIFICATION.

     6.01 IFSC shall not be responsible for, and User shall indemnify and hold IFSC harmless from and against, any and all claims, actions, suits, costs, expenses, losses, damages, charges, counsel fees, payments and liability, which may be asserted against IFSC or for which it may be liable, arising out of or attributable to:

     (a) All actions of IFSC required to be taken by IFSC pursuant to this Agreement provided that IFSC has acted in good faith and with due diligence;

     (b) User's faiivlre to vise and employ, or User's errors or mistakes in the use or employ of , the IFSC System, the IFSC Facilities or the appropriate control procedures relative thereto in accordance with procedures with which User has been provided, or User's failure to verify within five (5) days reports, information and/or data received through use of the IFSC System and Facilities;

     (c) IFSC's reasonable reliance on, or reasonable use or implementation of, in performing its duties and obligations hereunder, instructions or requests, information, data, records and documents received by IFSC from User: and

     (d) User's refusal or failure to comply with the terms of this Agreement, or which arise out of User's negligence or misconduct or which arise out of the breach of any representation or warranty of User hereunder.

     6.02 IFSC shall be responsible for and shall indemnify and hold User harmless from and against any and all claims, actions, suits, costs, expenses, losses, damages, charges, counsel fees, payments and liability arising out of or attributable to IFSC's refusal of failure to comply with the terms of this Agreement, or which arise out of IFSC's negligence or wilful misconduct or which arise out of the breach of any representation or warranty of IFSC hereunder.

     6.03 in the event IFSC is unable to perform its obligations under the terms of this Agreement due to causes beyond its control, including but not limited to, fires, civil disobedience, riots, rebellion, acts of God or other similar occurrences, IFSC will not be liable for any damages resulting from such causes. In such event, IFSC will use its best efforts to assist User to obtain

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
alternate sources of service, including, subject to the execution of IFSC's Confidentiality and Limited License Agreement by such service company, providing to the service company designated by User a copy of the IFSC System used to provide to User services hereunder and assisting such service company to install and operate such IFSC System; provided, however, (i) that such IFSC System shall not be copied and (ii) promptly upon the correction by IFSC of the Problem and the restoration of IFSC's ability to perform under this Agreement the IFSC System, with all documentation relating thereto, shall be returned to IFSC and User shall resume use of the IFSC System at the IFSC Facilities.

     6.04 At any time IFSC may apply to a person indicated on User's "Schedule of Authorized Personnel" (attached hereto as Exhibit E), for instructions with respect to any matter arising in connection with this Agreement. IFSC shall not be liable for, and shall be indemnified by User against, any action taken or omitted by IFSC in good faith in reliance upon such instructions of User or upon the opinion of User's legal counsel.

     6.05 In the event malfunction of the IFSC System causes an error or mistake in any record, report, data, information or output provided by IFSC under the terms of this agreement, IFSC shall at its expense correct and reprocess such records; provided. User shall promptly notify IFSC in writing of such error or mistake.

     6.06 EXCEPT IN THE CASE OF WILLFUL MISCONDUCT OR A VIOLATION OF SECTIONS
11.02 AND 11.03 HEREOF, IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO

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
THE OTHER PARTY FOR PUNITIVE, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY
 PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

     6.07 Within 20 days after the receipt by either party (the "Indemnitee") of notice of any claim, determination, suit or cause of action with respect to which any other party is obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 6 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof and the Indemnifying Party shall be entitled to assume control of the defense and the negotiations, if any, regarding settlement of this matter. If the indemnifying Party assumes such control, the Indemnitee shall be entitled to participate in the defense and negotiations of such matter at its own expense. The parties agree to cooperate in such negotiations, defense or settlement and to give each other full access to any information relevant thereto. The indemnitee shall not enter into any settlement matter without the written consent Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnifying Party shall not be obligated to indemnify the Indemnitee for any settlement: entered into without the written consent of the Indemnifying Party. If the consent of the Indemnitee is required to effectuate any settlement and the Indemnitee refuses to consent to any settlement negotiated by the Indemnifying Party, then the liability of the Indemnifying Party for losses arising out of or due to such matter shall be limited to the amount of the rejected proposed settlement.

SECTION 7.  COVENANTS OF IFSC.

     7.01 IFSC shall maintain -the appropriate computer files of all information and data transmitted to the IFSC Facilities by User; provided, however, that IFSC shall not be responsible or liable for any changes, alterations, modifications therein or failure to maintain the same if User shall have made such changes, alterations, or modifications or shall be the cause of such failure to maintain the same. IFSC will notify User of any changes to the IFSC System and IFSC Facilities which materially, adversely impact upon User's transmissions to IFSC. It is expressly understood that all such data transmitted by User and maintained hereunder remains the exclusive property of User.

     7.02 Throughout the term of this Agreement, IFSC shall maintain backup procedures for the protection and safekeeping of the data processing files containing the information and data transmitted by User as well as reasonable backup procedures at its Data Center in case of loss of power or water or failure of a computer.

     7.03 IFSC at all times shall use its best efforts to maintain adequate insurance coverage to satisfy all of its reasonably foreseeable liabilities hereunder. A schedule of IFSC's current insurance coverage is attached hereto as Exhibit F. IFSC shall promptly notify User of any changes in such insurance coverage.

SECTION 8. COVENANTS OF USER

     8.01 User shall utilize and employ all reasonable control procedures available under the IFSC System of which User is advised

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
and User shall promptly advise IFSC of any error or mistakes in the data or information transmitted to IFSC's Facilities, the records maintained or output generated hereunder and, using normal audit and control procedures. User shall verify all output received hereunder.

     8.02 User shall transmit to the IFSC Facilities, in the formats and form specified by IFSC, all information and data required in connection therewith so that the output produced by the system shall be complete and accurate when it is generated by the IFSC System and Facilities. In the event User shall erroneously transmit information or shall transmit incorrect information or data to the IFSC Facilities, or shall have failed to verify within five (5) days of receipt any such data or information when it is generated by the IFSC System and Facilities, User shall correct such information and data and retransmit the same to the IFSC Facilities and shall be responsible and liable for the cost or expense of regenerating any output. In the event that such error shall have been the result of, or arise out of, a failure by IFSC to notify User of a change to the IFSC System of IFSC Facilities or a failure by IFSC to generate any output or properly to process such information or data, then User shall resubmit such information or data of IFSC shall regenerate the output at its own cost or expense. If either party hereto shall request a special computer processing to be made, which special computer processing is not occasioned by the error, mistake or negligence of either party, the requesting party shall be liable for the cost or expense of such

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
special computer processing.

     8.03 User at all -times shall use its best efforts to maintain adequate insurance coverage to satisfy all of its reasonable foreseeable liabilities hereunder.

SECTION 9. CHANGES AND MODIFICATIONS.

     9.01 Except as may otherwise be provided in Exhibit C, during the term of this Agreement, IFSC will make available for User's use all modifications and improvements to the IFSC System done within the ordinary course of business. No charges will be assessed therefor unless such modifications and improvements become part of the standard IFSC pricing schedule as a result substantial system revisions, significant new features or capabilities or modifications necessitated by changes in existing laws, rules or regulations. At User's expense, IFSC will use its best efforts to make any reasonable changes to the IFSC System requested by User ("Client Requested Software"). Charges attendant to the development of Client Requested Software shall be at IFSC's standard rates and fees in effect at the time. If the cost to IFSC of operating the IFSC System is increased by the addition of Client Requested Software, IFSC shall be entitled to increase its fees by an amount to be mutually agreed upon.

     9.02 IFSC shall have the right, at any time, and from time to time, to alter and modify any systems, file layouts, programs, procedures or facilities used or employed in performing its duties and obligations hereunder, provided that no such alteration or modification shall, without the consent of User, materially

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
adversely change or affect the operations and procedures of User in using or employing IFSC's System or Facilities hereunder. In the event that IFSC changes its transmission requirements without at least thirty (30) days prior notification to User, IFSC will be prepared to accept transmissions in the old format and manner for up to thirty (30) days after User notifies IFSC of any problem emanating therefrom.

     9.03 IFSC and User will jointly determine the level of dedicated system resources required to meet User's enhancement priorities. At User's expense, IFSC agrees to use reasonable efforts to make dedicated programming support available for all projects requested by User. The amount of the resources required and the project to which those resources are assigned shall be determined jointly based upon joint periodic review of project requirements. Such resources will be charged to User at IFSC's standard rates and fees in effect at the time. Generally, all projects shall be limited to 320 manhours of programming resources to complete, and will conform to specific productivity and quality standards established for all such projects as IFSC completes on its own behalf. All enhancements, improvements, modifications or new features which are added to or become part of the basic IFSC System and which do not consist of stand-alone programs shall be, and shall remain, the confidential, exclusive property of, and proprietary to, IFSC; any enhancements, improvements, modifications or new features which are paid for by User and which are a subsystem of the IFSC System, that is a set of stand-alone programs

(the "Subsystem"), will with respect to User not become the exclusive property of IFSC and, in the event that User shall convert form the IFSC System, a copy of the programs pertaining to each such Subsystem shall be delivered to User for their continued use.

 SECTION 10.  ASSIGNMENT

     10.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other, except to entities controlled by, under common control with or controlling the assigning party.

     10.02 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns (subject to compliance with the requirements of Section 10.01).

 SECTION II.  MISCELLANEOUS

     11.01 User or its duly authorized independent auditors will have the right under this Agreement to perform on-site audits of records and accounts directly pertaining to the securityholder accounts in Funds serviced by User at the IFSC Facilities in accordance with reasonable procedures and at reasonable frequencies. At the request and expense of User and upon execution of IFSC's confidentiality agreement, IFSC, during normal business hours, will make available to User's auditors or to representatives of the appropriate regulatory agencies all reasonably requested records, data and access to operating procedures.

     11.02 The parties hereto agree that all tapes, books,

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
reference manuals, instructions, records, information and data pertaining to the business of the other party, the IFSC System and the customers serviced by User hereunder which are exchanged or received pursuant to the negotiation of and/or the carrying out of this Agreement are confidential and shall remain not be voluntarily disclosed to any other person and that all such tapes, books, reference manuals, instructions, records, information and data in the possession of each of the parties hereto shall be returned to the party from which it was obtained upon the termination or expiration of this Agreement.

     11.03 Except as otherwise provided in Section 9.03 hereof regarding Subsystems, User acknowledges that IFSC has proprietary rights in and to the IFSC System, including without limitation any changes or modifications made at the request or expense or both of User, and any other IFSC programs, data bases, supporting documentation, or procedures, but excluding the Subsystems ("IFSC protected Information" ) which User ' s access to the IFSC System of Facilities may permit User or its employees or agents to become aware of or to access. User further acknowledges that the IFSC Protected Information constitutes confidential material and trade secrets of IFSC. User agrees to maintain the confidentiality of the IFSC Protected Information. User acknowledges that any unauthorized use, misuse, disclosure or taking of IFSC Protected Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. User will advise all of its employees and agents who have access to any IFSC will advise all of its employees Protected Information or to any computer equipment capable of accessing IFSC Facilities of the foregoing.

     11.04 IFSC and User agree that during any term of this agreement, neither party will solicit for employment or offer employment to any employees of the other.

     11.05 To the extent that any provision herein is inconsistent with or in violation of any applicable law, rule or regulation, that provision shall be deemed modified so as to comply with such law, rule or regulation, and shall not otherwise affect any other provisions of this Agreement. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of that term or any of the provisions of this Agreement in any other jurisdiction.

     11.06 The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

     11.07 The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     11.08 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all or which together shall constitute one and the same agreement.

     11.09 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified or amended except in a written instrument executed by both of the parties hereto.

     11.10 This validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, excluding that body of law applicable to choice of law.

     11.11 The representations and warranties shall survive the execution of this Agreement and they, the covenants and the indemnification provisions contained herein and the provisions of Sections 11.02, 11.03 and 11.10 hereof shall survive the termination of this Agreement.

 IN WITNESS WHEREOF, -the parties hereto have caused this Agreement to be executed in their names and on their behalf by and througl- their duly authorized officers as of the day and year first above written.

USER
 By:
 Date:

INVESTORS FINANCIAL SERVICES COMPANY
By:
Dated

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
                                    EXHIBIT B

                              REMOTE FEE SCHEDULE

FEES: $4.00 per account per year subject to a minimuro annua] fee of $125,000, plus out-of-pocket and other expenses as defined below.

Out-of-pocket expenses shall include but not be limited to, postage (and first class mail insurance in connection with mailing share certificates), envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders, microfilm used each year to record the previous year ' s transactions in shareholder accounts anc computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes, and any special or exception processing. Any labor costs associated with the foregoing shall also be considered as out-of-pocket expenses.

Fee for use of Institutional interface shall be $1.00 per trade.

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